BeautyHealth Appoints Stephen J. Fanning to Board of Directors

Medical Aesthetics Veteran Brings Extensive Industry Knowledge and Proven Success in Driving Global Growth

LONG BEACH, Calif.--(BUSINESS WIRE)—December 17, 2024 - The BeautyHealth Company (NASDAQ: SKIN), home to flagship brand Hydrafacial, today announced the appointment of medical aesthetics veteran, Stephen J. Fanning, to its Board of Directors, effective as of December 12, 2024.

Mr. Fanning brings decades of global medical aesthetics experience, including serving as Hydrafacial’s Chairman of the Board from 2016 to 2020, prior to the Company’s initial public offering. He was recently President and CEO of Spectrum Solutions, a molecular diagnostics firm, and previously led Z-Medica, boosting sales and EBITDA before its acquisition by Linden Capital. Mr. Fanning also headed Solta Medical, known for Thermage and Fraxel, and held leadership roles at Ocular Sciences and Johnson & Johnson, driving international growth. Today, Mr. Fanning serves as Chairman of the Board for Champion Manufacturing and LKC Technologies.

BeautyHealth Executive Chairman Brent Saunders said: “Stephen’s deep expertise in medical aesthetics, paired with his proven ability to drive global growth will be a tremendous asset on the BeautyHealth Board. From his tenure as Chairman of Hydrafacial LLC, he brings a unique viewpoint that will be instrumental as the Company continues to position itself for consistent growth and profitability and unlock Hydrafacial’s worldwide growth potential.”

Mr. Fanning fills an open seat on the BeautyHealth Board and will join both of the Nominating & Corporate Governance Committee as well as the Audit Committee. Following the appointment, BeautyHealth’s Board will be comprised of eight directors.

About The Beauty Health Company
The Beauty Health Company (NASDAQ: SKIN) is a medtech meets beauty company delivering millions of skin health experiences every year that help consumers reinvent their relationship with their skin, bodies, and self-confidence. Our brands are pioneers: Hydrafacial™ in hydradermabrasion, SkinStylus™ in microneedling, and Keravive™ in scalp health. Together, with our powerful global community of estheticians, partners, and consumers, we are personalizing skin health for all ages, genders, skin tones, and skin types. We are committed to being ever more mindful in how we conduct our business to positively impact our communities and the planet. Find a local provider at https://hydrafacial.com/find-a-provider/ and learn more at beautyhealth.com or LinkedIn.

Contacts:
Investors: IR@beautyhealth.com
Media: press@beautyhealth.com

Source: BeautyHealth